Exhibit 99.6

LIMITED PARTNERSHIP AGREEMENT

OF

CRAY MGP HOLDINGS LP

a Kansas Limited Partnership

TABLE OF CONTENTS

1.	Definitions.
2.	General Provisions.
3.	Capital Contributions.
4.	Rights, Authority, Powers, Responsibilities and Duties of the General Partner.
5.	Admission of General Partners; Successor General Partners.
6.	Allocations of Profits and Losses.
7.	Cash Flow Distributions.
8.	Limited Partners.
9.	Transfers of Limited Partnership Interests.
10.	Books, Records, Accounting and Reports.
11.	Meetings of the Partnership.
12.	Death, Incompetency, Bankruptcy or Termination of a Limited Partner.
13.	Termination and Dissolution of the Partnership.
14.	Trusts.
15.	Miscellaneous.

This Limited Partnership Agreement made as of the 1st day of October, 2012, by Cray Family Management, LLC, a Kansas limited liability company, as General Partner, and Cloud L. Cray, Jr. (“Cloud”), Karen Seaberg (“Karen”), Susan Robbins (“Susan”) and Cathy Scroggs (“Cathy”), individually, as Limited Partners.

In consideration of the mutual covenants and agreements hereinafter set forth, the parties desiring to form a limited partnership pursuant to the Kansas Revised Uniform Limited Partnership Act, as amended, for the purposes hereinafter set forth, hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used herein the following terms shall have the following meanings:

1.1                               “Affiliate” means (a) with respect to an individual, any “immediate family” member, or any partnership or corporation controlled by such individual and/or such individual’s immediate family, or any revocable trust of which such individual is the grantor and the primary income beneficiary, or any trust of which such individual is the grantor and one or more of such individual and such individual’s descendants are the income beneficiaries; or (b) with respect to a corporation, trust or partnership, (i) any individual who, together with immediate family members, owns, directly or indirectly, fifty percent (50%) or more of the beneficial interests in such entity, and (ii) any other corporation, trust or partnership of which fifty percent (50%) or more of the beneficial interests are owned, directly or indirectly, by such individual and/or immediate family members.  “Immediate family” of an individual includes the individual’s spouse, descendants (including descendants by adoption or the descendants of a spouse) and parents and any trusts for the benefit of any one or more of such individual and said persons.  “Control” of a corporation or partnership means ownership, direct or indirect, of fifty percent (50%) or more of the beneficial interests in such entity.

1.2                               “Aggregate Reduction” shall have the meaning given in Section 3.3(d).

1.3                               “Agreement” means this Limited Partnership Agreement as amended, modified, supplemented or restated from time to time as the context requires.

1.4                               “Alternative Financing” shall have the meaning given in Section 3.4.

1.5                               “Bona Fide Offer” means a firm written commitment for the sale and purchase of a Partnership Interest, signed by and binding upon both the seller and the purchaser, conditioned only upon the waiver or non-exercise of the purchase options described in Article 9 and the securing of any consent required by Article 9,  which commitment provides for payment of the purchase price in cash or deferred installments of cash and contains the purchaser’s unconditional representation that the Partnership Interest is being purchased for the purchaser’s sole individual account, not with a view toward resale or distribution, and not as an agent or nominee for any third party.

1.6                               “Capital Account” means, as of any date, with respect to any Holder the Capital Account maintained for such Holder in accordance with Section 704 of the Code and the Regulations (including the Special Allocation Regulations) including the following provisions:

(a)                                 To each Holder’s Capital Account there shall be credited (i) such Holder’s Capital Contributions, (ii) such Holder’s distributive share of Profits, and any items in the nature of income or gain and (iii) the amount of any Partnership liabilities assumed by such Holder or secured by any Partnership Property distributed to such Holder;

(b)                                 To each Holder’s Capital Account there shall be debited (i) the amount of cash and the fair market value of any Partnership Property distributed to such Holder pursuant to any provision of this Agreement, (ii) such Holder’s distributive share of Losses, and any items in the nature of expenses or deductions and (iii) the amount of any liabilities of such Holder assumed by the Partnership or which are secured (at the time of contribution) by any property contributed by such Holder to the Partnership as a Capital Contribution;

(c)                                  In the event any Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest;

(d)                                 In the event the values of the Partnership assets are adjusted pursuant to Section 6.5 hereof, the Capital Accounts of all Holders shall be adjusted to reflect such net adjustment; and

(e)                                  With all other adjustments specifically provided for in this Agreement.

1.7                               “Capital Contributions” means the amount of cash and fair market value of any property contributed to the capital of the Partnership by a Partner or Holder or all Partners or all Holders, as the case may be.

1.8                               “Cash Flow” means, with respect to any period, gross cash proceeds (other than Capital

Contributions) from any source (including Partnership borrowing and the net proceeds of sale of Partnership assets) less the portion thereof expended, reserved or required for: (i) Partnership expenses of any nature; (ii) interest and principal payments on any indebtedness; (iii) capital expenditures; (iv) replacements; (v) expansion or (vi) any other requirements of the business of the Partnership, all as determined by the General Partner in the manner provided herein.

1.9                               “Certificate” means the valid Certificate of Limited Partnership referred to in Section. 56-1a151 of the Partnership Act and the Certificate as the same may from to time be amended.

1.10                        “Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of future laws.

1.11                        “General Partner” initially means Cray Family Management, LLC, a Kansas limited liability company.  In the event that additional General Partners are admitted or elected hereunder, then “General Partner” shall include all such additional General Partners, but once any such party is no longer acting as a General Partner, the term shall mean the party or parties then acting in such capacity.  Unless stated otherwise, term “General Partner” refers to the General Partners collectively.

1.12                        “General Partnership Interest” means a Partnership Interest held by a General Partner in the capacity as a General Partner.

1.13                        “Holder” means (i) a Partner, or (ii) the successor to or assignee or transferee of the whole or a portion of a Partner’s rights to receive distributions, rights to share in Profits and Losses, and rights to receive allocations of Profits and Losses, which successor, assignee or transferee acquired such rights in a manner that did not violate the terms of this Agreement but which successor, assignee or transferee has not been admitted to the Partnership as a Substitute Limited Partner.

1.14                        “Initial Contributions” shall have the meaning given in Section 3.1.

1.15                        “Legal Representative” means the person empowered or entitled to act with respect to the property of a deceased, incompetent or bankrupt Partner, as the case may be, and shall include executors, administrators, guardians, trustees, heirs or legatees.

1.16                        “Limited Partner” initially means Cloud L. Cray, Jr., Karen Seaberg, Susan Robbins and Cathy Scroggs.  References to “Limited Partners” shall mean all persons or entities holding Limited Partnership Interests at any time and from time to time who have been admitted to the Partnership as Limited Partners or Substitute Limited Partners.

1.17                        “Liquidator” shall have the meaning given in Section 13.3.

1.18                        “Limited Partnership Interest” means a Partnership Interest held by a Limited Partner in the capacity as a Limited Partner.

1.19                        “Majority of the Limited Partners” means Limited Partners holding, collectively, a majority of the Percentage Interests allocated to then-outstanding Limited Partnership Interests.

1.20                        “Option Interest” shall have the meaning given in Section 9.1.

1.21                        “Partners” refers, collectively, to all General Partners and all Limited Partners.

Reference to a “Partner” shall be to any one of the Partners.

1.22                        “Partnership” shall mean the limited partnership formed hereby pursuant to the Partnership Act.

1.23                        “Partnership Act” shall mean the Kansas Revised Uniform Limited Partnership Act, as the same may from time to time be amended.

1.24                        “Partnership Interest” of a Partner means the entirety of the interest in the Partnership held by a Partner, including rights to receive distributions, rights to share in Profits and Losses, rights to receive allocations of Profits and Losses, voting and consent rights to the extent provided in this Agreement, and (in the case of General Partnership Interests only) rights to participate in the management of the Partnership.  The term “Partnership Interest” does not include the interest of an assignee or other transferee of a Partnership Interest who has not been admitted to the Partnership as a Substitute Limited Partner.  Any such assignee or transferee in a transfer permitted by and accomplished in accordance with all requirements of this Agreement is included within the term “Holder”; and every Partner is also a Holder.  A Holder that is not a Partner has only the specific rights granted a Holder by the express terms of this Agreement and no other rights.  A purported assignee or transferee in an attempted transfer that is not permitted by or is not accomplished in accordance with all requirements of this Agreement is neither a Partner nor a Holder and has no rights or standing in respect of the Partnership, and such attempted transfer shall be a nullity.

1.25                        “Partnership Property” means all cash, securities and other property of any character description held by the Partnership from time to time.

1.26                        “Percentage Interest” means the proportionate share of a Partner or Holder in Partnership distributions of Cash Flow and in Partnership Profits and Losses.  Percentage Interests are also utilized to determine Partners’ voting power as provided in this Agreement and for other purposes set forth in this Agreement. The Partners’ respective initial Percentage Interests are set forth in Exhibit A to this Agreement.  The Percentage Interests of the Partners shall be adjusted from time to time to take into account sales, transfers and other dispositions that are recognized by the Partnership.  The aggregate Percentage Interests in the Partnership shall at all time equal one hundred percent (100%).  For convenience of administration, the Partnership may issue certificates of Partnership units (“Units”) that represent each Partner’s Percentage Interest in the Partnership, on the basis of 100,000 Units equals 100% of the initial capital contributions.

1.27                        “Post-formation Capital Contribution” shall have the meaning given in Section 3.1.

1.28                        “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss and tax credits for such year or period as finally determined for federal income tax purposes in accordance with Code Section 703(a) including all items required to be stated separately pursuant to Code Section 703(a)(1), with the following adjustments:

(a)                                 any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section shall be added to such taxable income; and

(b)                                 any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this Section shall be subtracted from such taxable income.

1.29                        “Regulations” means the Treasury Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time, including corresponding provisions of succeeding regulations.

1.30                        “Special Allocation Regulations” means the Regulations promulgated under Sections 704(b) and 752 of the Code, as such Regulations may be amended from time to time, including corresponding provisions of succeeding regulations.

1.31                        “Substitute Limited Partner” means an assignee of a Limited Partner that has become entitled to exercise all rights of a Limited Partner and that is subject to the restrictions and obligations of a Limited Partner as provided in this Agreement.

1.32                        “State” means the State of Kansas.

1.33                        “Taking” shall have the meaning given in Section 4.6.

ARTICLE 2

GENERAL PROVISIONS

2.1                               Formation.  The Partners constitute a limited partnership formed pursuant to the Partnership Act and other applicable laws of the State.  The rights and obligations of the Partners shall be as provided in the Partnership Act and as herein expressly provided.  The General Partner shall promptly file a Certificate and such amendments thereto as may be appropriate and such other documents, if any, in such public offices in the State as shall be required under the laws of the State to form the Partnership, to give effect to the provisions of this Agreement and to secure and preserve the character of the Partnership as a limited partnership. The Partners hereby waive all requirements of Section 56-1a159 of the Partnership Act that copies of the Certificate and any amendment to the Certificate be delivered or mailed to the Partners.

2.2                               Name and Place of Business.  The business of the Partnership shall be conducted under the name of “Cray MGP Holdings, LP” or under such other name as the General Partner may hereafter from time to time designate.  The principal place of business of the Partnership shall be 20073 266th Road, Atchison, Kansas 66002. The registered agent of the Partnership in the State shall be Patsy A. Porter , and the registered office of the Partnership in the State shall be c/o Patsy A. Porter, 221 N. 6th Street, Atchison, Kansas 66002.  Official mail from the Kansas Secretary of State shall be sent, or forwarded by the registered agent as necessary, to Mark T. Neil, c/o Mark T. Neil & Associates, 135 S. LaSalle Street, Suite 2810, Chicago, Illinois 60603.  The General Partner may, upon written notice to the other Partners, change the location of the Partnership’s place of business or registered office, change the Partnership’s registered agent, or establish additional places of business at locations within or without the State, all as the General Partner may from time to time determine.

2.3                               Purposes.  The purposes of the Partnership are:  (i) for the Partners to join together in making certain co-investments, specifically those of a type which are available to the Partnership but would not necessarily be available to the Partners individually, either by reason of the size or type of the investment or otherwise; (ii) to benefit from the consolidation of control of Partnership assets in a single entity which can invest and manage such assets in a cohesive fashion as a part of a well conceived, clearly articulated, efficiently executed strategy; (iii) to realize the efficiencies of centralized management and administration; (iv) to facilitate and achieve a generational transfer of responsibility and leadership within the extended family of the Partners; and (v) otherwise to engage in all businesses and activities from time to time permitted for limited partnerships organized under the Partnership Act.  The Partnership may do any and all acts and things permitted under the Partnership Act which may be necessary, incidental or convenient to carry out the Partnership’s purposes and businesses as specified in this Agreement.

2.4                               Title to Property.  Title to Partnership Property may be held in the name of a nominee on behalf of the Partnership or in the name of the Partnership.  The General Partner shall execute such documents as may be necessary to reflect the Partnership’s ownership of its Partnership Property in such public offices within and without the State as may be required by law.

2.5                               Term.  The Partnership shall begin existence as a limited partnership and shall commence its business upon the filing of the Certificate in the appropriate public offices in the State of Kansas.  The term of the Partnership shall continue uninterrupted until the Partnership is dissolved pursuant to the provisions of Article 13 of this Agreement or as otherwise required by law.

ARTICLE 3

CAPITAL CONTRIBUTIONS

3.1                      Capital Contributions.  Upon the execution of this Agreement, each Partner shall make a contribution to the capital of the Partnership as described on Exhibit A (the “Initial Contributions”) which shall be credited to their respective Capital Accounts.  A Partner may make a post-formation capital contribution from time to time in such amounts and of such character as the General Partner agrees in writing.  If such post-formation capital contributions are not made by all Partners pro rata to their Percentage Interests, then the Percentage Interests shall be adjusted in such manner as Partners holding, collectively, eighty (80%) percent of the Percentage Interests allocated to then-outstanding Limited Partnership Interests agree in writing.  For purposes of this Section 3.1, the term “post-formation capital contribution” means a contribution to the capital of the Partnership that is neither (a) an Initial Contribution nor (b) made pursuant to Section 3.3 or 3.4 of this Agreement.

3.2                               No Withdrawal of Capital Contribution; No Interest.  Except as otherwise provided herein, no Partner may withdraw any Capital Contribution and Capital Contributions shall not bear interest.

3.3                               Additional Capital Contributions.

(a)                                 If from time to time, in the reasonable opinion of the General Partner, the aggregate amounts received by the Partnership from the Initial Contributions and all other sources are not adequate to pay (i) the operating costs of the Partnership, (ii) all payments of principal, interest and other charges required to service or satisfy any indebtedness of the Partnership, and (iii) all other costs and expenses which the General Partner determines to be necessary or appropriate in order for the Partnership to take any actions which the Partnership is permitted to take hereunder, including without limitation all expenses incurred in connection with the normal, day-to-day business affairs of the Partnership, then the General Partner at its sole election may (but is not required to) adopt a call for additional Capital Contributions or Alternative Financing as provided for in Section 3.4. If a call for additional Capital Contribution has been made,  all Holders (including assignees and transferees that have not been admitted to the Partnership as Substitute Limited Partners) shall contribute to the Partnership such sums (the “Additional Contributions”), in proportion to their respective Percentage Interests, as the General Partner shall issue a call for in connection with the foregoing purposes.  A call for Additional Contributions pursuant to this Section 3.3 shall be made in a written notice given by the General Partner to all other Holders at least thirty (30) days prior to the due date by which such Additional Contributions are to be made.

(b)                                 If any Holder shall fail to contribute when due any Additional Contribution called for pursuant to this Section 3.3 or to provide when due any Alternative Financing called for pursuant to Section 3.4, the following provisions shall apply until such time as the delinquency has been cured:

(i)                                     The delinquent sums shall bear interest at the rate of twelve per cent (12%) per annum from the due date to the date of payment.

(ii)                                  The delinquent Holder shall have no right to vote or consent on any matter affecting the Partnership or this Agreement, including amendment of this Agreement, except that in the case of a Partner, an amendment described in Section 15.8(a) of this Agreement requires the delinquent Partner’s consent if the delinquent Partner is adversely affected by the Amendment in a manner that is disproportionate to the adverse effect on other Limited Partners. In determining whether any proposed action has attained the requisite Partner approval, the Partnership Interest of the delinquent Partner shall be ignored and shall be treated as if it did not exist.

(iii)                               Any distributions otherwise payable with respect to the delinquent Holder’s Percentage Interest shall first be applied toward payment of the delinquent sums, in the following order of priority: first, to costs and expenses (including legal and accounting fees) incurred by the Partnership associated with the delinquency; next, to accrued and unpaid interest at the rate provided in Section 3.3(b)(i); and next, to the principal amount of the delinquency.

(iv)                              The delinquent Holder shall have no right to transfer the Partnership Interest or Percentage Interest, as the case may be.

(v)                                 The Partnership may pursue any and all remedies provided by law in addition to the foregoing remedies.

(vi)                              Any and all of the foregoing remedies may be exercised concurrently and cumulatively, at the sole election of the General Partner, and the pursuance of one or more remedies shall not preclude the concurrent or subsequent pursuance of any other remedies.  The General Partner may elect, in lieu of the remedies set forth in Section 3.3(b), to reduce the Percentage Interest of the delinquent Holder if such Additional Contribution has not been paid within thirty (30) days after the due date therefor. Such election shall be made at least thirty (30) days but not more than sixty (60) days after the due date for the Additional Contribution and shall be made by sending written notice of such election to each Partner. If the General Partner so elects the remedy of reducing the delinquent Holder’s Percentage Interest, then the delinquent Holder shall be restored to good standing with a reduced Percentage Interest calculated in accordance with Section 3.3 (d) (unless the dilution causes the delinquent Holder to have a Percentage Interest of zero) and the delinquent Holder shall not be subject to any other remedy by reason of such delinquency.

(d)                                 The reduced Percentage Interest shall be calculated as follows: Multiply the delinquent Holder’s Percentage Interest by a fraction, (x) the numerator of which is the aggregate Capital Contributions theretofore made with respect to such Percentage Interest minus twenty percent (20%) of the delinquent Holder’s unpaid Additional Contribution, and (y) the denominator of which is the aggregate Capital Contributions theretofore made with respect to such Percentage Interest plus the delinquent Holder’s unpaid Additional Contribution. The result is the delinquent Holder’s new Percentage Interest. If the result is zero or a negative number, the delinquent Holder shall cease to be a Holder and shall not be entitled to any distribution from the Partnership in connection with such cessation to be a Holder. If the reduced Percentage Interest is greater than zero, the Capital Account of the delinquent Holder shall be reduced by an amount equal to twenty percent (20%) of the delinquent Holder’s unpaid Additional Contribution.

The General Partner shall offer all Partners who timely paid their shares of the Additional Contribution in full the opportunity to contribute the Additional Contributions not made by delinquent Holders.  Holders who are not Partners shall have no right to participate in this opportunity.  Any one or more eligible Partners may contribute all or any portion of the delinquent sums in such proportions as they may decide among themselves. If the eligible Partners collectively desire to contribute more than the aggregate delinquent sums and are unable to reach agreement among themselves, the contribution opportunity shall be allocated so far as is necessary among such Partners in proportion to their respective Percentage Interests.

The aggregate amount by which the Percentage Interests of the Defaulting Holders are reduced pursuant to this Section 3.3(d) (“Aggregate Reduction”) shall be reallocated as follows:

(i)                                     The Percentage Interest of each Partner who contributed any portion of the delinquent sums shall be increased by an amount equal to the Aggregate Reduction multiplied by a fraction, (x) the numerator of which is the amount contributed by such Partner toward the delinquent sums, and (y) the denominator of which is the aggregate delinquent sums.

(ii)                                  If the eligible Partners do not contribute the delinquent sums, or if in the aggregate they contribute less than the full amount of the delinquent sums, then the aggregate Percentage Interests after subtracting the Aggregate Reduction from the Percentage Interests of the delinquent Holders and after application of Section 3.3(d)(i) will be less than one hundred percent (100%). In that event the Percentage Interests of all Holders who timely paid their respective shares of the Additional Contribution shall be increased, in proportion to their respective Percentage Interests after application of Section 3.3(d)(i), such that the aggregate Percentage Interests after application of this Section 3.3(d)(ii) will equal one hundred percent (100%).

The Capital Accounts of the Holders whose Percentage Interests are increased pursuant to Sections 3.3(d)(i) and (ii) shall be increased in the aggregate by an amount equal to the amount subtracted from the Capital Accounts of delinquent Holders. The Capital Account increases shall be allocated among such Holders in proportion to their respective increases in Percentage Interest under Sections 3.3(d)(i) and (ii).

3.4                      Loan Guarantee or Letter of Credit in Lieu of Additional Contribution.  In the discretion of the General Partner, in lieu of a call for Additional Contributions pursuant to Section 3.3, the General Partner may call for the Holders to make loans to the Partnership, guarantee Partnership debt, or provide letters of credit to the Partnership (“Alternative Financing”) in proportion to their respective Percentage Interests.  In such event, the Alternative Financing shall be evidenced by separate instruments in form acceptable to the General Partner.  A call for Alternative Financing pursuant to this Section 3.4 shall be made in a written notice given by the General Partner to all other Holders at least thirty (30) days prior to the date on which such Alternative Financing is to be provided. For purposes of applying Section 3.3, a delinquent Holder’s failure to provide a loan, guarantee or letter of credit shall be deemed equivalent to the failure to provide a cash Capital Contribution equal to the principal amount of the loan, guarantee or letter of credit such Holder was obligated to provide as Alternative Financing.

ARTICLE 4

RIGHTS, AUTHORITY, POWERS,

RESPONSIBILITIES AND DUTIES OF THE GENERAL PARTNER

4.1                      Management of Partnership Business. The General Partner shall be responsible for the management of the day-to-day operations of the Partnership and shall have full, exclusive and complete discretion in the management and control of the Partnership’s business with all rights and powers generally conferred by law or necessary, advisable or consistent in connection therewith, subject to the terms hereof.  For all purposes hereof, if at any time there shall be more than one General Partner, the management and control of the Partnership’s business shall be exercised by a majority of the General Partners.

4.2                      Specific Rights and Powers of General Partner. In addition to any other rights and powers which the General Partner may possess under law or are otherwise provided in this Agreement, and subject to any limitations herein set forth, the General Partner shall have all the specific rights and powers required for or appropriate to the management of the Partnership’s business which, by way of illustration but not by way of limitation, shall include the following rights and powers exercisable in furtherance of the business of the Partnership:

(a)                                 to buy, sell, transfer, assign, convey, lease, sublet or otherwise dispose of or deal with all or any part of the Partnership Property;

(b)                                 to enter into arrangements for and pay fees relating to the management of the Partnership whether such arrangements be made with third parties, the General Partner or Affiliates of the General Partner;

(c)                                  to make loans of the Partnership’s funds, on commercially reasonable terms, whether such loans be made to third parties, any Partner or Affiliates of any Partner;

(d)                                 to borrow money for Partnership purposes and, if security is required therefor, to pledge, mortgage or subject to any other security device any portion of the Partnership Property and to enter into any surety arrangements with respect thereto;

(e)                                  to invest the funds of the Partnership, including funds held as reserves, in certificates of deposit, interest-bearing time deposits in state or national banks, in United States Government securities, in bank repurchase agreements, bankers acceptances or money market funds as the General Partner may, from time to time, deem to be in the best interests of the Partnership;

(f)                                   to invest and reinvest in securities of any nature, including short sales, and on margin, including common and preferred stocks, securities, investment trusts, bonds and other property, commodities, real or personal, foreign or domestic, including any undivided interest in any one or more common trust funds, whether or not such investments be of the character permissible for investments by fiduciaries under any applicable law, and without regard to the effect any such investment may have upon the diversification of investments, and maintain and operate margin accounts of brokers, and may pledge any securities held hereunder or purchased by them with such brokers as security for loans and advances made by the General Partner;

(g)                                  to acquire, enter into and pay for any contract of insurance which the General Partner reasonably deems necessary and proper for the protection of the Partnership, for the conservation of the assets of the Partnership, or for any purpose beneficial to the Partnership;

(h)                                 to employ attorneys, brokers, consultants, managers and accountants on behalf of the Partnership, including the employment of the General Partner or Affiliates of the General Partner, and to pay them reasonable compensation;

(i)                                     to bring or defend, pay, collect, compromise, arbitrate, settle, take legal action or otherwise adjust claims or demands of or against the Partnership;

(j)                                    to establish reasonable reserves from any source of funds to provide for future requirements of the Partnership;

(k)                                 to perform or cause to be performed all of the Partnership’s obligations under any agreement to which the Partnership is a party;

(l)                                     to loan or cause to be loaned funds to the Partnership in its discretion and charge interest thereon;

(m)                             to maintain the books of account of the Partnership;

(n)                                 to cause the Certificate, including any amendments thereto, to be filed for record where required, and to execute and record any similar documents which the General Partner deems necessary or appropriate to enable the Partnership to do its business as herein contemplated;

(o)                                 to execute, acknowledge and deliver any and all instruments necessary to effectuate the foregoing;

(p)                                 to dissolve the Partnership as provided in this Agreement; and

(q)                                 to reimburse the General Partner for any expenditures incurred by the General Partner on behalf of the Partnership which shall be made other than out of the funds of the Partnership.

4.3                           Restrictions on Authority.  In addition to any other limitations herein set forth, the General Partner shall not have the authority:

(a)                                 to alter the purpose of the Partnership as set forth in Section 2.3 hereof as the case may be as amended from time to time;

(b)                                 to do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Partnership;

(c)                                  to possess or use Partnership Property or assign the rights of the Partnership in the Partnership Property for other than an appropriate Partnership purpose; or

(d)                                 to cause the Partnership to employ the assets of the Partnership in any manner except for the exclusive benefit of the Partnership and as provided herein.

4.4                               Potential Conflicts.  The General Partner shall devote so much time to the business of the Partnership as in its judgment the conduct of the Partnership’s business shall reasonably require.  The General Partner or any Affiliate of the General Partner may engage in business ventures of any nature and description, independently or with others, including but not limited to ventures similar to or competitive with the business of the Partnership, and neither the Partnership nor any Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.  The General Partner may, on behalf of the Partnership, retain the services of a firm in which any General Partner or any Affiliate of the General Partner is a member to render services to the Partnership and may pay customary and reasonable compensation for such services.  The General Partner, on behalf of the Partnership, in the General Partner’s sole discretion, may purchase or lease real or personal property from or to, or pay customary and reasonable fees or compensation for any efforts or commitments in connection with the development, financing, guaranteeing of debt, leasing and management of the Partnership Property to, or otherwise deal with, any General Partner or any Limited Partner or any firm in which any of such persons is directly or indirectly interested, and neither the Partnership nor any Partner shall have any rights in or to any income or profits received by any such person in a transaction with the Partnership.

4.5                               Withdrawal, Death or Bankruptcy of a General Partner.

(a)                                 No Right to Withdraw.  No General Partner shall voluntarily withdraw or resign from the Partnership as General Partner without obtaining the prior written consent of other Partners holding, collectively, Eighty (80%) Percent of the Percentage Interests allocated to then-outstanding Partnership Interests, and delivering to the Partnership an opinion of counsel in form and substance acceptable to the Partnership that such resignation or withdrawal would not subject the Partnership to Federal income taxation as a corporation instead of as a partnership nor cause a termination of the Partnership for federal income tax purposes.  No General Partner may dispose of all or any portion of its General Partnership Interest except to a successor General Partner.

A General Partner who withdraws from the Partnership in violation of this Section 4.5(a) shall not be entitled to any distribution from the Partnership by reason of the withdrawal.  In lieu of any distribution, the General Partnership Interest of the wrongfully withdrawing General Partner automatically and without any further action by any person shall be converted to a Limited Partnership Interest having the same Percentage Interest as the converted General Partnership Interest. The wrongfully withdrawing General Partner shall be liable to the Partnership and to all other Partners for damages for breach of this Agreement; and in addition to any other remedies provided by applicable law for breach, damages shall include all legal and accounting fees and expenses incurred by the Partnership and all other Partners in connection with the wrongful withdrawal. A lien shall exist in favor of the Partnership for the unpaid amount of such damages together with all costs, expenses and fees incurred in the collection or attempted collection of the damages. Until the damages and all such costs, expenses and fees have been paid in full,

(i)                                     The Holder shall have no right to vote or consent on any matter affecting the Partnership or this Agreement, including amendment of this Agreement, except that in the case of a Holder who is a Partner, an amendment described in Section 15.8(a) of this Agreement requires the Partner’s consent if the Partner is adversely affected by the Amendment in a manner that is disproportionate to the adverse effect on other Limited Partners. In determining whether any proposed action has attained the requisite Partner approval, the Partnership Interest of the wrongfully withdrawing Partner shall be ignored and shall be treated as if it did not exist.

(ii)                                  Any distributions otherwise payable with respect to the Holder’s Percentage Interest shall first be applied toward payment of the sums owed, in the following order of priority: first, to costs and expenses (including legal and accounting fees) incurred by the Partnership associated with the default and with collection and attempted collection; and next, to the principal amount of the damages.

(iii)                               The delinquent Holder shall have no right to transfer the Partnership Interest or Percentage Interest, as the case may be.

(iv)                              The Partnership may pursue any and all remedies provided by law in addition to the foregoing remedies.

(b)                                 Death, Disability or Bankruptcy of a General Partner.  In the event of the death, disability or bankruptcy of a General Partner, the General Partnership Interest of the deceased or bankrupt General Partner shall be converted into a Limited Partnership Interest for said General Partner’s Legal Representative, without any further actions of the Partnership or any person pursuant to Article 9 hereof, having the same Percentage Interest as the converted General Partnership Interest. For purposes hereof, the disability of a General Partner who is an individual shall mean the failure of a General Partner, due to illness or other physical or mental impairment or condition, to substantially perform the duties of the General Partner, which failure has continued for a period of at least ninety (90) days and where, as certified by the General Partner’s attending physician, the General Partner is not reasonably likely to be able to resume the substantial duties of a General Partner within the succeeding ninety (90) days.

4.6                               Involuntary Assignment by General Partner.  In the event that a General Partnership Interest is taken or encumbered by levy, foreclosure, charging order, execution, or other similar involuntary proceeding (a “taking”), the Partnership shall not dissolve.  The statutory or other involuntary assignee of the General Partnership Interest shall only have the right to an allocation of Profits and Losses attributable to that General Partnership Interest pursuant to Section 6.1 and shall receive only the distributions attributable to that General Partnership Interest provided for in Article 7 and Section 13.3(c). The assignee shall not be admitted to the Partnership as a General Partner nor, under any circumstances, have the right to participate or interfere in the management or in the administration of the Partnership business, assets, or affairs, or to act in any manner as a General Partner.  Upon the issuance of a court order or other enforceable directive effecting a taking, a General Partnership Interest which has been taken under, or which is subject to any of the circumstances described above, shall be deemed to have been exchanged for and converted into a Limited Partnership Interest having the same Percentage Interest as the converted General Partnership Interest (other than any salary, fee, or other payment made in recognition of, or as compensation for, such General Partner’s management responsibilities and services, which will no longer be rendered by such person as a Limited Partner).

4.7                               Compensation to the General Partner.  The General Partner, or any of the General Partners, may receive customary and reasonable compensation for acting as general partner, which amounts may be determined by the General Partner and paid out of Partnership assets without the consent of the Limited Partners.

4.8                               Sale of Interests by General Partner.  The General Partner may not sell, assign, pledge (including a pledge of distributions), hypothecate or otherwise transfer all or any part of a General Partnership Interest other than to a successor or additional General Partner approved as provided in Article 5 hereof.

4.9                               Tax Matters Partner.  The General Partner, or the designee of the General Partner, shall be the Tax Matters Partner and as such shall have all powers and authorities granted tax matters partners under the applicable provisions of the Code and Regulations.  All costs and expenses incurred by the Tax Matters Partner in connection with an audit of any Partnership income tax return shall be borne by the Partnership.

4.10                        Indemnification and Exculpation.  No General Partner or (if applicable) trustees, fiduciaries, members, shareholders, partners, directors, officers, employees and agents of such General Partner (collectively, the “General Partner Group”) shall be liable to the Partnership or the other Partners or any Holders for any loss or damage incurred by reason of any act performed or omitted to be performed by any member of such General Partner Group or by the Partnership in connection with the business of the Partnership, unless such act or omission constitutes fraud, gross negligence, breach of fiduciary duty or willful misconduct.  A General Partner who acts or omits to act in good faith reliance upon written opinion of counsel as to the interpretation or application of this Agreement or as to the requirements of law shall be deemed to have satisfied the standard of conduct and to be entitled to indemnification insofar as such acts or omissions are alleged to have been contrary to this Agreement or to law.

The Partnership, its receiver or its trustee shall defend, indemnify, hold harmless, and pay all judgments and claims against any member of such General Partner Group from any liability, loss or damage incurred by any member of such General Partner Group or by the Partnership by reason of any act performed or omitted to be performed by any member of such General Partner Group or by the Partnership in connection with the business of the Partnership which did not arise out of an action or inaction of such member of the General Partner Group constituting fraud, gross negligence, breach of fiduciary duty or willful misconduct, including costs and attorney’s fees (which costs and attorneys’ fees shall be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage; provided, however, that any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Partners.  All judgments against the Partnership and any member of a General Partner Group wherein the General Partner Group member is entitled to indemnification, must first be satisfied from the Partnership assets.

4.11                    No Removal by Partners.  Except as may be provided by the Partnership Act, the General Partner is not removable by the vote or consent of the other Partners.

4.12                        Specific Restriction on Authority of the General Partner with Respect to the Stock of MGP Ingredients, Inc.  The authority of the General Partner with respect to the shares of MGP Ingredients, Inc. (“MGP”) stock that the Partnership may from time to time own shall be subject to the following limitations:

(a)                                 For as long as Karen is the sole manager of the General Partner, the General Partner shall have the unfettered right and authority to dispose of the MGP stock as she, in her sole discretion, deems in the best interests of the Partnership.

(b)                                 For as long as either Susan or Cathy is the sole manager of the General Partner, or Susan and Cathy are the only managers of the General Partner, the General Partner shall have the right and authority to dispose of the MGP stock to (but only to) lineal descendants of Cloud or a partnership, corporation or limited liability company of which one or more such lineal descendants possesses voting control, or to one or more trusts for the benefit of a lineal descendant or descendants of Cloud.

(c)                                  At such time as anyone other than Karen, Susan and Cathy is a Manager of the General Partner, or there is more than one General Partner, the General Partner (or General Partners, as applicable) may not dispose of the MGP stock to any third party before it has first offered the MGP stock for sale either to the lineal descendants of Cloud or, to one or more partnerships, corporations or limited liability companies of which a lineal descendant or descendants of Cloud possesses voting control, or to one or more trusts for the benefit of such a lineal descendant or descendants.

(d)                                 The price of MGP stock sold pursuant to Section 4.12(b) or 4.12(c) shall be the mid-point of the bid and asked prices as of the close of regular market hours on the trading day immediately  preceding the date of the offer.

(e)                                  The procedure for offering the MGP stock for sale pursuant to Section 4(c) shall be that set forth with respect to an Option Interest in Section 9.3, mutatis mutandis, including that the MGP stock is substituted for “Option Interest” and the price shall be that set forth in Section 4.12(d).

ARTICLE 5

ADMISSION OF GENERAL PARTNERS;

SUCCESSOR GENERAL PARTNERS

No additional General Partners or substitute General Partners shall be admitted to the Partnership without the consent of the other General Partner or General Partners, if any, and the consent of Limited Partners holding, collectively, Eighty (80%) Percent of the Percentage Interests allocated to then-outstanding Limited Partnership Interests; provided that, in the event of the dissolution, withdrawal, resignation, death, bankruptcy, removal or other cessation to act as General Partner of the last remaining General Partner, a Majority of the Limited Partners shall have the right to name a successor General Partner within Ninety (90) days, to admit such new General Partner to the Partnership as a General Partner, to create a General Partnership Interest and Percentage Interest of any amount for such new General Partner, and to establish the amount of the Capital Contribution, if any, to be made by such new General Partner. A Percentage Interest shall be created for the new General Partner by (i) converting to a General Partnership Interest all or any portion of a Limited Partnership Interest held by such new General Partner, (ii) proportionately reducing all then-outstanding Percentage Interests such that the aggregate Percentage Interests, including the newly created Percentage Interest, shall equal one hundred percent (100%), or (iii) any combination of (i) and (ii).  If no successor General Partner shall be named within said period, then the Partnership shall be deemed dissolved and shall be wound up in accordance with Article 13 hereof.

ARTICLE 6

ALLOCATIONS OF PROFITS AND LOSSES

6.1                               Generally.  Except as otherwise provided in this Article 6 or by the Special Allocation Regulations, the Profits and Losses (including non-recourse deductions as defined in the Special Allocation Regulations) for any Partnership fiscal year or other period shall be allocated among the Holders in proportion to their respective Percentage Interests.

6.2                               Assignment During Fiscal Year.  If a Partnership Interest is transferred at any time other than the end of a fiscal year of the Partnership, the allocable share of the various items of Profits and Losses shall be allocated between the transferor and the transferee in the same ratio as the number of the days in the fiscal year before and after the transfer, respectively, bears to the actual number of days in the entire fiscal year.

6.3                               Limitation on Loss Allocation.  Notwithstanding the foregoing, Losses allocated to any Holder shall not exceed the maximum amount of Losses that can be so allocated without causing such Holder to have an “Adjusted Capital Account Deficit” at the end of any fiscal year, which shall mean the deficit balance, if any, in a Holder’s Capital Account as of the end of the relevant fiscal year after crediting such Capital Account with any amount such Holder is obligated to restore or is deemed to be obligated to restore pursuant to Section 6.4(a) hereof and debiting such Capital Account with the items required by the alternative test for economic effect set forth in the Special Allocation Regulations.  In the event some, but not all, of such Holders would have Adjusted Capital Account Deficits, this limitation shall be applied on a Holder-by-Holder basis so as to allocate the maximum permissible Loss to each such Holder under the alternate test for economic effect set forth in the Special Allocation Regulations.

6.4                               Compliance with Special Allocation Regulations.  The Partnership shall make all special allocations of tax items required by the Special Allocation Regulations as may be necessary to ensure that the allocations of Profit and Loss shall be given effect for federal income tax purposes, including the special allocations necessary to implement the following provisions.  The following allocations shall be made in the order listed below, assuming that all other allocations provided for in this Article have been made as if this Section 6.4 were not in this Agreement, and, in each case, each of the following special allocations shall be made as if the succeeding provisions of this Section 6.4 were not in this Agreement.

(a)                                 Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership minimum gain (as defined in the Special Allocation Regulations) during any Partnership fiscal year, each Holder who would otherwise have an Adjusted Capital Account Deficit at the end of such year shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.  The items to be so allocated shall be determined in accordance with the minimum gain chargeback provisions of the Special Allocation Regulations.  This Section 6.4(a) is intended to comply with the minimum gain chargeback requirement of the Special Allocation Regulations and shall be interpreted consistently therewith.

(b)                                 Qualified Income Offset.  Except as provided by the minimum gain chargeback provision hereof, in the event any Holder unexpectedly receives any adjustment, allocation or distribution described in the alternative test for economic effect set forth in the Special Allocation Regulations (as specified in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) in effect on the date of this Agreement) which causes such Holder to have an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to each such Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible.  This provision is intended to comply with the qualified income offset requirement of the Regulations and shall be interpreted consistently therewith.

(c)                                  Elimination of Deficit in Capital Account in Excess of Minimum Gain Chargeback.  Except as provided by the minimum gain chargeback provision hereof, in the event any Holder has an Adjusted Capital Account Deficit at the end of any Partnership fiscal year which is in excess of the amount such Holder is deemed to be obligated to restore pursuant to the minimum gain chargeback provision, each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible.

(d)                                 Basis Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code Section 734(b) or Code Section 743(b),

is required, pursuant to the Special Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in the manner required by such Regulations.

6.5                               Revaluation of Partnership Assets.  The General Partner may, in the General Partner’s discretion, revalue the assets of the Partnership to their respective fair market values from time to time upon the occurrence of an event described in the Special Allocation Regulations and adjust the books and records of the Partnership, including the Capital Accounts of the Holders, to reflect any gain or loss on such revaluation.  Any such revaluation and corresponding adjustments to the books and records of the Partnership shall be done in accordance with the Special Allocation Regulations.  Further, depreciation for these purposes is defined and shall be allocated as provided in the Special Allocation Regulations.

6.6                               Compliance with Treasury Regulations.  In all respects, to the extent this Agreement has not otherwise directed, special allocations of tax items required by the Special Allocation Regulations shall be made as may be necessary to ensure that the allocations of Profits and Losses shall be given effect for federal income tax purposes while at the same time adhering as closely as possible to the other terms and conditions hereof.

6.7                               Admission of Limited Partners on Different Dates.  In the event additional Limited Partners are admitted to the Partnership on different dates during any fiscal year, the Profits or Losses allocated to the Partners for each such fiscal year shall be allocated among the Partners in proportion to the Percentage Interest in the Partnership each holds from time to time during such fiscal year in accordance with Code Section 706, using any convention permitted by law and selected by the General Partner.

6.8                               Section 704(c).  In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Holders so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value on the date contributed to the capital of the Partnership.  Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement.

6.9                      Election to be Taxed as a Partnership.  The Partners intend that the Partnership be taxed as a partnership for Federal income tax purposes. To the extent that the Code or the Regulations may now or hereafter require or permit such an election, the Partnership and the Partners hereby elect that the Partnership be taxed as a partnership. The Tax Matters Partner, and any other General Partner, are authorized and empowered to make all filings and do all other acts from time to time required or appropriate in order to make, reflect, perfect and continue in effect such election, and in their sole discretion comparable elections under State or other income tax laws and regulations.

ARTICLE 7

CASH FLOW DISTRIBUTIONS

The Cash Flow for each calendar year shall be distributed among the Holders in proportion to their respective Percentage Interests.  Distributions shall be made not less frequently than annually at such reasonable intervals as shall be determined in the discretion of the General Partner, taking into account the current and projected cash needs of the Partnership.

ARTICLE 8

LIMITED PARTNERS

8.1                               Limitation on Limited Partners’ Liabilities.  A Limited Partner shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership or the General Partner, and the liability of each Limited Partner with respect to the business and activities of the Partnership shall be limited solely to the amount of such Limited Partner’s Capital Contribution required under the provisions of Article 3 hereof.

8.2                               No Control of Business or Right to Act for Partnership. A Limited Partner shall take no part in the management, conduct or control of the business of the Partnership and shall have no right or authority to act for or to bind the Partnership.

8.3                               No Priority. Except as otherwise specifically set forth herein, no Limited Partner shall have the right to demand or receive property other than cash as a distribution.  No Limited Partner shall have priority over any other Limited Partner in respect of Partnership distributions.

8.4                               No Partition.  Each Limited Partner agrees to, and irrevocably does, waive any right it may have, whether by statute or by rule of law, to cause any asset of the Partnership to be partitioned or to file a complaint or to institute any proceeding, at law or in equity, to cause any asset to be partitioned, or to compel a sale of all or any part of the Partnership Property or any of the other assets of the Partnership, or to take any action that otherwise may be available to a Partner for the purpose of severing its relationship with the Partnership or its interest in the assets of the Partnership from the interest of the other Partners, other than any rights the Partner may have under this Agreement, throughout the term of the Partnership and during the period of its liquidation following any dissolution. Each Limited Partner expressly agrees and understands that the continuation of the Partnership for the full term as provided herein is a central element of the agreement of all Partners to enter into this Agreement.

8.5                               No Early Withdrawal.  No Limited Partner may withdraw from the Partnership prior to its dissolution in accordance with Section 13.1 hereof and the completion of the winding up of Partnership affairs. Any purported or attempted withdrawal before such time shall be void and shall be ignored for all purposes.

8.6                               Assistance in Valuations.  The Partnership will provide reasonable cooperation to any Limited Partner or Legal Representative of a Limited Partner upon request in the valuation of Limited Partnership Interests for federal estate and gift tax purposes, provided that the requesting party pays all out of pocket expenses incurred by the Partnership in providing such cooperation, including any fees payable to the General Partner by reason of the General Partner’s expenditure of time in providing the cooperation. The person requesting the services shall deposit with the Partnership in advance such sum as the Partnership in good faith estimates will be required for such expenses and hourly fees.

ARTICLE 9

TRANSFERS OF LIMITED PARTNERSHIP INTERESTS

9.1                               Notice of Transfer Pursuant to a Bona Fide Offer.  In the event a Limited Partner (the “Selling Limited Partner”) receives a Bona Fide Offer to sell any portion or all of a Limited Partnership Interest (the “Option Interest”), and the Selling Limited Partner intends to accept such offer, the Selling Limited Partner shall give written notice of such offer to the Partnership and to the other Partners.  The notice, in addition to stating the fact of the Selling Limited Partner’s intention to transfer the Option Interest, shall (i) state the name, business address and residence address of the proposed transferee, (ii) be accompanied by a copy of the Bona Fide Offer, and (iii) offer to sell all of the Option Interest to the Partnership pursuant to the terms of this Agreement.  The provisions of this Article 9 shall apply to a proposed sale of the entirety of a Limited Partner’s Limited Partnership Interest.  Except as otherwise provided herein, a Limited Partner shall have no right to transfer less than all of said that Limited Partner’s Limited Partnership Interest.

9.2                               Partnership’s Option To Purchase.  For a period of ninety (90) days following the Partnership’s receipt of notice as provided in Section 9.1 hereof, the Partnership shall have an option to purchase all or any part of the Option Interest on the terms and conditions set forth in the Bona Fide Offer except that the price (referred to in this Article 9 as the “Option Price”) shall be the lesser of (i) the Fair Market Value of the Option Interest as of the last day of the month prior to the month in which the Partnership received such notice (the “Valuation Date”), and (ii) the price contained in the Bona Fide Offer.  For the purposes of this Article 9, the “Fair Market Value” of the Option Interest shall be the fair market value of the Option Interest as of the Valuation Date, determined by an independent appraisal performed by a qualified appraiser experienced in the appraisal of limited partnership interests. The appraiser shall be selected by the General Partner. In determining the Fair Market Value of the Option Interest, the appraiser shall determine the arms-length price at which the Option Interest would be purchased and sold between a willing purchaser and a willing seller, neither being under any compulsion to purchase or sell. The appraiser shall give due consideration to all valuation criteria normally considered by appraisers in the valuation of limited partnership interests of this character, including, if and to the extent relevant, restrictions upon transferability, lack of management participation rights, and status as a minority or non-controlling interest.

The appraiser shall make a written appraisal report and provide the report to the General Partner and the Selling Limited Partner. The appraiser’s determination of Fair Market Value shall be conclusive and binding on all parties absent fraud or willful misconduct. The appraiser’s fees and expenses shall be borne one-half by the Partnership and one-half by the Selling Limited Partner.

9.3                               Other Partners’ Options to Purchase.  In the event the Partnership does not exercise its option to purchase all of the Option Interest, it shall give notice to the Selling Limited Partner of the portion of the Option Interest with respect to which it does not intend to exercise its option pursuant to Section 9.2 hereof.  Within ten (10) days after delivery of such notice, the Selling Limited Partner shall deliver written notice to the other Partner or Partners, offering to sell to the other said Partner or Partners, at the Option Price and upon the other terms and conditions set forth in the Bona Fide Offer and otherwise pursuant to the terms of this Article 9, all of the Option Interest with respect to which the Partnership shall not have exercised its option to purchase.  For a period of thirty (30) days after the Selling Limited Partner shall deliver such notice to said other Partner or Partners, said other Partner or Partners shall have the option to purchase all, but not less than all, of the Option Interest with respect to which the Partnership shall not have exercised its option to purchase; and each such Partner who shall desire to exercise the option hereunder shall have the right to buy a portion of the Option Interest, pro rata to such Partner’s Percentage Interest at the date of delivery of notice under this Section 9.3, or such other portion as such other Partner or Partners shall agree.

9.4                               Full Exercise of Option.  If the Partnership and the other Partners in the aggregate do not exercise their options to purchase in the aggregate all of the Option Interest, then the options provided for in this Article 9 shall be deemed not to have been exercised and the Selling Limited Partner shall proceed in accordance with Section 9.7.

9.5                               Death of Partner During Option Period.  If the Selling Limited Partner dies prior to the closing of any sale and purchase contemplated by this Article 9, the Option Interest shall remain subject to sale and purchase under this Article 9.

9.6                               Notice and Closing.  The Partnership or other Partners, respectively, shall exercise the options granted in this Article 9 by (i) mailing or delivering written notice of the exercise of the option within the time provided in Section 9.2 or Section 9.3 of this Article, as the case may be, to the Selling Limited Partner and, in the case of the options provided in Section 9.3, to the Partnership, and (ii) complying with each of the terms provided in the Bona Fide Offer.  The date of closing of the sale shall be the date set forth in the Bona Fide Offer but in no event prior to thirty (30) days following the expiration of the period within which the options may be exercised pursuant to Section 9.2 or Section 9.3 of this Article, as the case may be, and in no event prior to seven (7) days after delivery of the appraiser’s report to the Selling Limited Partner and to the Partnership.  The closing shall take place at the offices of the Partnership.

9.7                               Non-Exercise of Options.  If the purchase options provided herein are not exercised, then the Selling Limited Partner shall transfer the Option Interest, within thirty (30) days after the expiration of the option period granted to the other Partners under Section 9.3 hereof, to the transferee named in the Bona Fide Offer upon the terms therein stated and only upon satisfaction of the requirements of Section 9.9 (for purposes of which, the compliance of the Selling Limited Partner with all the terms of Sections 9.1 through 9.7 shall be deemed to satisfy the requirements of obtaining approval of the General Partner to become a Substitute Limited Partner).  Such transferee shall then become a Substitute Limited Partner as herein provided.

If such transfer is not completed in accordance with the terms of the Bona Fide Offer and within such thirty (30) day period, then (a) no transfer may be effected by the Selling Limited Partner pursuant to the Bona Fide Offer, and any proposed transfer even on the same terms set forth in the Bona Fide Offer will again be subject to the notice and option procedures set forth in this Article 9; (b) the Selling Limited Partner shall reimburse the Partnership on demand for all appraisal fees, legal fees, accounting fees, and other costs, expenses and disbursements incurred by the Partnership in connection with the Selling Limited Partner’s proposed sale; and (c) unless the failure to complete the transfer pursuant to the Bona Fide Notice is attributable to the proposed transferee’s default, the Selling Limited Partner shall pay to the Partnership on demand a sum equal to ten percent (10%) of the purchase price stated in the Bona Fide Offer as liquidated damages for the time and effort expended in good faith by the Partnership, the General Partner and the other Limited Partners considering and evaluating whether or not to exercise the options provided for in this Article 9. Out of such liquidated damages, the General Partner in the good faith exercise of its discretion and upon application by any Limited Partner other than the Selling Limited Partner may reimburse the applying Limited Partner in whole or in part for professional fees and other out of pocket expenses reasonably incurred by such applying Limited Partner in evaluating whether to exercise the options provided in Section 9.3.

9.8                               Assignment by Limited Partners.  Except as otherwise hereinabove provided, no Holder may sell, assign, pledge (including a pledge of distributions), hypothecate or otherwise transfer, by any act or by operation of law, all or any part of a Limited Partnership Interest, except by sale or gift to a then-General Partner, a then-Limited Partner, or one or more of the transferor’s Affiliates (excluding for this purpose such Limited Partner’s spouse), without the written consent of the General Partner.  In the event a Limited Partnership Interest is taken by levy, foreclosure, charging order, execution or other similar involuntary proceeding, the Partnership shall not dissolve, but the statutory or other involuntary assignee of said Limited Partnership Interest shall be entitled only to receive distributions pursuant to Article 7 and Section 13.3(c) and allocations of Profits and Losses attributable to such Limited Partnership Interest.  In no event shall said assignee have the right to participate in or interfere with the management or the administration of the Partnership business, assets, or affairs, or to vote or consent on any matters (including amendment of this Agreement), or to become a Substitute Limited Partner except as provided in Sections 9.9 and 9.10 hereof.

9.9                               Right to Become a Substitute Limited Partner.  No assignee, legatee, distributee, heir or transferee (by conveyance, operation of law or otherwise) of the whole or any portion of any Limited Partnership Interest shall have the right to become a Substitute Limited Partner without: (i) having first obtained the written consent of the General Partner and (ii) satisfying all the conditions set forth in Section

9.10.  The consent or approval of the Limited Partners shall not be required.  If a Limited Partner shall die or be adjudicated incompetent, such Limited Partner’s Legal Representative shall have the same rights and obligations which such Limited Partner would have had but for the death or adjudication of incompetency, except that the Legal Representative shall not become a Substitute Limited Partner without the written consent of the General Partner.

9.10                        Requirements for Substitution.  No transferee of the whole or a fractional portion of a Limited Partner Interest shall have the right to become a Substitute Limited Partner in place of his or her assignor unless and until all of the following conditions are satisfied:

(a)                                 a duly executed and acknowledged written instrument of transfer approved by the General Partner shall be filed with the Partnership setting forth the intention of the transferor that the transferee become a Substitute Limited Partner in the transferor’s place;

(b)                                 the transferor and transferee shall execute and acknowledge, and cause such other persons to execute and acknowledge, such other instruments as the General Partner may deem necessary or desirable to effect such substitution, including, without limitation, the written acceptance and adoption by the transferee of the provisions of this Agreement, and the execution, acknowledgment and delivery by the transferee of a power of attorney to be provided by Limited Partners in accordance herewith;

(c)                                  a reasonable transfer fee, to be determined by the General Partner, shall be paid to the Partnership sufficient to cover all reasonable expenses in connection with the transfer and substitution;

(d)                                 satisfaction of the requirements of Section 9.12; and

(e)                                  an appropriate amendment of the Certificate, if necessary, shall be duly filed and recorded (the General Partner agrees to file such amendment, if necessary, and cause it to be recorded promptly after the conditions specified in subparagraphs (a) through (d) above have been satisfied).

9.11                        Distributions Subsequent to Transfer.  The transferee of, or Substitute Limited Partner for, a Limited Partnership Interest shall be entitled to receive distributions from the Partnership with respect to such Limited Partnership Interest only after the effective date of such transfer.

9.12                        Investment Representation.  Notwithstanding anything contained herein to the contrary, no Limited Partner, Substitute Limited Partner or assignee of a Limited Partnership Interest shall have the right to sell or otherwise dispose of such Limited Partnership Interest, or any portion thereof, including the right to receive any allocation of Profits or Losses or distributions from the Partnership or any interest in its assets until (i) such person or entity shall supply to the Partnership a warranty and representation substantially in the form of the investment representation contained in Section 15.11 hereof executed by the person(s) or entity that shall receive such Partnership Interest upon such sale or disposition, and (ii) the Partnership shall, if it shall so desire, have received from its counsel an opinion that such proposed sale or disposition will not be in violation of the registration requirements of federal or state securities laws, or cause a termination of the Partnership under the Code.

9.13               Cancellation of Reacquired Interests; Adjustment of Percentages.  Upon the closing of an acquisition of any Partnership Interest or Percentage Interest by the Partnership, whether pursuant to Section 9.2 hereof or otherwise, (a) the Partnership Interest so acquired by the Partnership shall automatically be deemed cancelled, and (b) all Percentage Interests shall be increased proportionately, such that the aggregate Percentage Interests shall equal one hundred percent (100%).

ARTICLE 10

BOOKS, RECORDS, ACCOUNTING AND REPORTS

10.1                        Availability.  At all times during the existence of the Partnership, the General Partner shall keep or cause to be kept full and true books of account in accordance with the accounting method followed by the Partnership for Federal income tax purposes and otherwise in accordance with generally accepted accounting principles and procedures applied on a consistent basis, which shall reflect all Partnership transactions and shall be appropriate and adequate for the Partnership’s business.  Such books of account, a copy of the Certificate and all amendments thereto, a copy of this Agreement and any amendments thereto, and all other records specified in Section 56-1a205 of the Partnership Act shall at all times be maintained at the principal place of business of the Partnership.  Any Partner or duly authorized representative of a Partner shall have the right at any time to inspect and copy from such books and documents at the requesting Partner’s expense during normal business hours upon reasonable notice.

10.2                        Financial Reports. As soon as practicable after the close of each fiscal year, the General Partner shall deliver to each Limited Partner all necessary tax reporting information required by the Limited Partners for preparation of their respective income tax returns.  In addition, the General Partner shall deliver to each Limited Partner upon the written request of such Limited Partner, a financial report of the Partnership for the prior fiscal year, including a balance sheet, a profit and loss statement and a report showing distributions of Cash Flow to the Partners prepared in accordance with sound accounting principles determined by the General Partner and consistently applied.

10.3                        Accounting Decisions.  All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Tax Matters Partner.  The Tax Matters Partner may rely upon the advice of independent accountants as to whether such decisions are in accordance with accounting principles.

10.4                        Taxable Year and Accounting Method.  The Partnership’s taxable and fiscal years shall be the calendar year.  All elections required or permitted to be made by the Partnership under the Code shall be made by the Tax Matters Partner in such manner as the Tax Matters Partner in good faith determines will be most advantageous to the Partnership.

10.5                        Bank Accounts.  All funds of the Partnership are to be deposited in the Partnership’s name in such bank account or accounts as may be designated by the General Partner and shall be withdrawn on the signature of an authorized officer or agent of the General Partner, or such other person or persons as the General Partner may authorize.

10.6                        Amendment of Certificate.  The Certificate may be amended by the General Partner without the prior agreement of the Limited Partners whenever required by law or necessary to effect changes which do not adversely affect the rights or increase the obligations of the Limited Partners.

10.7                        Information Concerning Partnership Business and Affairs. Any Limited Partner desiring information for a proper purpose pursuant to Section 56-1a205 of the Partnership Act shall submit to a General Partner a written request therefor stating the purpose for the request. The General Partners will cause the Partnership to comply with Section 56-1a205 of the Partnership Act within a reasonable time after receipt of such request.

ARTICLE 11

MEETINGS OF THE PARTNERSHIP

There shall be held a meeting of all Partners at least semi-annually on a date, and at a time and place, as is determined by the General Partner, with reasonable advance notice having been given to the Partners and the Holders who are not Partners.  The purpose of the meeting shall be to review Partnership business activity during the preceding year and the results of such activity; to discuss and make recommendations with respect to future investments to be made by the Partnership; and to take up such other matters as may be properly brought before the meeting.  Holders who are not Partners may attend, but not vote at, meetings of the Partnership.

ARTICLE 12

DEATH, INCOMPETENCY, BANKRUPTCY

OR TERMINATION OF A LIMITED PARTNER

Upon the death, legal incompetency, insolvency or bankruptcy of any individual Limited Partner, or the bankruptcy or cessation to exist as a legal entity of any Limited Partner not an individual, the Partnership shall not dissolve or terminate and the Legal Representative of such Limited Partner shall have such rights of a Limited Partner as are necessary for the purpose of settling or managing the estate or affairs of the Limited Partner and the same power as said Limited Partner had to constitute a transferee of such Limited Partner a Substitute Limited Partner, but said representative shall not become a Substitute Limited Partner without complying with the requirements of Article 9 hereof.

ARTICLE 13

TERMINATION AND DISSOLUTION OF THE PARTNERSHIP

13.1                        Events Causing Dissolution.  The Partnership shall be dissolved and its affairs wound upon the first to occur of the following:

(a)                                 the death, bankruptcy or other event of withdrawal of the last remaining General Partner, unless a successor General Partner is elected by the Limited Partners as provided in Article 5 hereof;

(b)                                 an event which makes it unlawful for the Partnership business to be continued;

(c)                                  the consent of Limited Partners holding, collectively, eighty (80%) percent of the Percentage Interests allocated to then-outstanding Limited Partnership Interests; or

(d)                                 when otherwise required by law as set forth in Section 56-1a451 of the Partnership Act.

13.2                        Final Accounting.  Upon dissolution of the Partnership, an accounting shall be made of the Capital Account of each Partner and of the Partnership’s assets, liabilities and operations from the date of the last such accounting to the date of such dissolution.

13.3                        Liquidation; Distribution.  Upon the dissolution of the Partnership, the person designated to wind up the Partnership’s affairs (“Liquidator”), pursuant to Section 56-1a453 of the Partnership Act, may liquidate and reduce to cash such assets of the Partnership as the Liquidator deems appropriate as promptly as is consistent with obtaining the fair market value thereof. Holders shall continue to share in Profits and Losses during the winding up period. The proceeds of such liquidation, together with any unsold Partnership Property shall then be distributed in cash or in kind as follows:

(a)                                 first, to payment of the expenses of liquidation and other debts and liabilities of the Partnership;

(b)                                 second, to the setting up of such reserves as the Liquidator may reasonably deem necessary for any contingent liabilities or obligations of the Partnership, provided that the unused portion of such reserves, if any, shall be distributed as hereinafter provided; and

(c)                                  third, to the Holders having positive Capital Accounts in accordance with their respective positive Capital Account balances.

In connection with such winding up and liquidation, a balance sheet of the Partnership shall be prepared by the Partnership’s accountants as of the date of liquidation, and such balance sheet shall promptly be furnished to all Partners.

ARTICLE 14

TRUSTS

14.1                        Trustee Liability.  When this Agreement is executed by the trustee of any trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto by their execution hereof.  Any liability of any Partner which is a trust, whether owing to the Partnership or to any third person, shall be only that of such trust to the full extent of its trust estate and shall not be a personal liability of any trustee, grantor or beneficiary thereof.

14.2                        Status of Successor Trustee as Partner.  Any successor trustee or trustees of any trust which shall be a Partner herein shall be entitled to exercise the same rights and privileges and be subject to the same duties and obligations as the predecessor trustee.  As used in this Agreement, the term “trustee” shall include any or all such successor trustees.

14.3                        Termination of a Trust.  The termination of any trust which is a Partner shall not terminate the Partnership unless such Trust is the last remaining General Partner and the Limited Partners do not continue the Partnership in accordance with Article 5.  The transfer of all or any portion of the Partnership Interest of a trust which is a Partner pursuant to the exercise of any power of appointment, or otherwise, to a beneficiary of such trust or to another person or persons or to another trust or trusts, whether or not such transfer shall terminate such distributing trust, shall be subject to the conditions and restrictions on transfer set forth in this Agreement, and the provisions of this Agreement shall apply to the transferee which may be admitted to the Partnership as a Partner only upon satisfaction of the conditions set forth in this Agreement.

ARTICLE 15

MISCELLANEOUS

15.1                        Notices. All notices, demands, requests, consents or other communications required or permitted to be given or made to a Partner under this Agreement shall be in writing and (a) mailed, postage prepaid, certified mail, return receipt requested, (b) delivered via messenger or nationally recognized overnight courier service or (c) sent via facsimile to the following addresses or any other address of which prior written notice has been given:

GENERAL PARTNER:	Cray Family Management, LLC
%Karen Seaberg, Manager
20073 266th Road
Atchison, Kansas 66002

LIMITED PARTNERS:	Cloud L. Cray, Jr.
20045 266th Road
Potato Hill
Atchison, Kansas 66002

Karen Seaberg
20073 266th Road
Atchjson, Kansas 66002

Susan Robbins
3620 Mosner Road #7
Parsons, Kansas 67357

Cathy Scroggs
3841 W. 69th Avenue
Manhattan, Kansas 66503

15.2                        Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder thereof, all of which other provisions shall remain in full force and effect.

15.3                        Person and Gender.  The masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and vice versa. The word “person” shall include a corporation, firm, partnership or other form of association.

15.4                        Binding Agreement. Subject to the restrictions on assignment herein contained, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, estates, heirs and legatees of the respective Partners and, to the extent but only to the extent provided in this Agreement, the respective non-Partner Holders.

15.5                        Applicable Law.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State.  The partnership aspects of this Agreement shall be construed under the Partnership Act as now adopted or as may be hereafter amended.  In the event that any matter relating to the rights or obligations of any Partner is not provided for herein, such matter shall be governed by the Partnership Act, if applicable.  To the extent permitted by governing law, this Agreement shall constitute a waiver by each Partner and each non-Partner Holder of all rights under the Partnership Act which are inconsistent with the provisions of this Agreement, and to the extent permitted by governing law, the provisions of this Agreement shall override the provisions of the Partnership Act to the extent of such inconsistency or contradiction.

15.6                        Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and supersedes any prior understanding or agreement, oral or written, with respect thereto. No agreement, written or oral, other than this Agreement and any amendments hereto adopted in accordance with Section 15.8 shall be considered a “partnership agreement” of the Partnership within the meaning of Section 56-1a101(i) of the Partnership Act.

15.7                        Captions.  The captions herein are inserted for convenience of reference only and shall not affect the construction of this Agreement.

15.8                        Amendment.  This Agreement may be amended from time to time in any respect by a written instrument of amendment that specifically refers to this Section 15.8 and is signed by all General Partners and by a Majority of the Limited Partners, except as follows:

(a)                                 In addition to the foregoing signatures, (i) an amendment that increases the liability of a Limited Partner or reduces a Limited Partner’s Percentage Interest (other than reductions expressly contemplated by other provisions of this Agreement) must be signed by each Limited Partner so affected; and (ii) an amendment that alters the status of the Partnership as a partnership for Federal income tax purposes must be signed by all Limited Partners.

(b)                                 In lieu of the foregoing signatures, the signatures of all General Partners are sufficient to adopt an amendment to correct a manifest error in this Agreement; to revise Exhibit A to reflect transfers of Partnership Interests permitted by this Agreement or changes in Percentage Interests expressly contemplated by other provisions of this Agreement; or to conform the provisions for allocation of Profits and Losses to the requirements of then-applicable provisions of the Code and Regulations consistently with the economic terms of this Agreement, provided that such change is recommended for that purpose in writing by counsel to the Partnership.

15.9                        Agreement in Counterparts.  This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

15.10                 Qualification in Other States.  In the event the business of the Partnership is carried on or conducted or any Partnership Property is located in states in addition to the State, then the parties agree that this Partnership shall exist under the laws of the State and be qualified in each state in which the character of the business actually conducted by the Partnership or the character of the Partnership Property therein located requires such qualification, and they severally agree to execute such other and further documents as may be required or requested in order that the General Partner legally may qualify this Partnership in such states.  A Partnership office or principal place of business in the State and in any other state may be designated from time to time by the General Partner.

15.11                 Investment Objectives.  Each Partner acknowledges that the Partnership Interest acquired by such Partner has not been registered under federal or state securities laws and that the Partnership has no obligation to effect any such registration.  Each Limited Partner warrants and represents that such Limited Partner:

(a)                                 will not sell or dispose of a Partnership Interest except in compliance with applicable federal and state securities laws;

(b)                                 has conducted and is relying solely upon a personal investigation of all material facts and circumstances relating to the business or proposed business of the Partnership;

(c)                                  has had free access to all documents, information, books and records in the possession or control of the Partnership relating to the business or proposed business of the Partnership; and

(d)                                 has a pre-existing business or personal relationship with the General Partner.

15.12                 Organizational Expenses.  The Partnership shall bear all expenses of its formation and organization, including the expense of preparation of this Agreement by the Partnership’s counsel. Promptly following the formation of the Partnership, the Partnership shall reimburse the General Partner for any expenses advanced in connection with the Partnership’s formation and organization.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

GENERAL PARTNER:	LIMITED PARTNER:
Cray Family Management, LLC

/s/ Karen Seaberg	/s/ Cloud L. Cray, Jr.
Karen Seaberg , Manager	Cloud L. Cray, Jr., individually

/s/ Karen Seaberg
Karen Seaberg, individually

/s/ Susan Robbins
Susan Robbins, individually

/s/ Cathy Scroggs
Cathy Scroggs, individually

LIMITED PARTNERSHIP AGREEMENT

OF

CRAY MGP HOLDINGS LP

a Kansas Limited Partnership

EXHIBIT A

Capital Contributions and

Percentage Interests as of May 8, 2013

Name of Partner	Capital Contribution	Percentage Interest

Cray Family Management, LLC, a Kansas limited liability company	Cash and 18,000 shares of MGP Ingredients, Inc.	1% GP

Cloud L. Cray, Jr.	2,555,967 shares of MGP Ingredients, Inc.	34% LP

Cloud L. Cray, Jr. Gift Trust u/t/a dtd. November 1, 2012	N/A	65% LP

UNANIMOUS CONSENT RESOLUTON OF THE

GENERAL PARTNER AND LIMITED PARTNERS OF

CRAY MGP HOLDINGS LP,

a Kansas Limited Partnership

May 8, 2013

WHEREAS, Section 13.1 of the Limited Partnership Agreement (the Partnership Agreement) of Cray MGP Holdings LP, a Kansas limited partnership (the Partnership) provides in part that:

“The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following:

(c)                                  the consent of Limited Partners holding, collectively, Eighty (80%)  Percent of the Percentage Interests allocated to then-outstanding Limited Partnership Interests;

and

WHEREAS, the General Partner has recommended that Section 13.1(c) of the Partnership Agreement be revised to read as follows:

(c)                                  the consent of Limited Partners holding, collectively, Eighty (80%)  Percent of the Percentage Interests allocated to then-outstanding Limited Partnership Interests, subject to the consent of the General Partner;

and

WHEREAS, the Limited Partners concur with the recommendation of the General Partner to amend Section 13.1(c) of the Partnership Agreement in the manner indicated above; and

WHEREAS, the Partnership Agreement provides, in Section 15.8, that the Partnership Agreement may be amended by written instrument signed by all General Partners and a Majority of the Limited Partners;

IT IS THEREFORE, RESOLVED, that Section 13.1(c) of the Partnership Agreement shall be revised to read as follows:

(c)                                  the consent of Limited Partners holding, collectively, Eighty (80%)  Percent of the Percentage Interests allocated to then-outstanding Limited Partnership Interests, subject to the consent of the General Partner;

FURTHER RESOLVED, that the General Partner of the Partnership is hereby authorized and directed to append to the Partnership Agreement the amendment hereby approved, and otherwise to execute such instruments and take such other and further actions as the General Partner deems necessary or appropriate to carry out the intents and accomplish the purposes of these Resolutions.

The foregoing Resolutions are approved as of the date first above written.

GENERAL PARTNER:	LIMITED PARTNERS:

CRAY FAMILY MANAGEMENT, LLC,
a Kansas limited liability company

/s/ Karen Seaberg Mgr	/s/ Cloud L. Cray, Jr.
Karen Seaberg, Manager	Cloud L. Cray, Jr., individually

CLOUD L. CRAY, JR. GIFT TRUST

/s/ Karen Seaberg TTEE
Karen Seaberg, as Trustee of the Cloud L.
Cray, Jr. Gift Trust u/t/a dtd. 11/1/2012

2